Exhibit 99.1

Contacts:
Jeff Walraven	Tripp Sullivan
EVP & Chief Financial Officer	SCR Partners
(615) 627-4712	(615) 760-1104 IR@medequities.com

MEDEQUITIES REALTY TRUST REPORTS FOURTH QUARTER 2017 RESULTS

NASHVILLE, Tenn., February 21, 2018 – MedEquities Realty Trust, Inc. (NYSE: MRT) (the “Company”) today announced its consolidated financial results for the quarter ended December 31, 2017 and other recent developments.

Highlights – Fourth Quarter and Year to Date

•

Reported results attributable to common stockholders for the fourth quarter of 2017 of net income of $0.18 per diluted share, Funds from Operations (“FFO”) of $0.32 per diluted share and Adjusted FFO (“AFFO”) of $0.31 per diluted share.

•

Closed on the acquisition of one acute care surgical hospital, which previously served as collateral for a mortgage loan, and a commitment to fund construction of a residential treatment facility for an incremental investment of $11 million during the fourth quarter of 2017.

•

Originated a construction mortgage note receivable with a total funding commitment of $19.0 million in January 2018 secured by a behavioral health facility under development and originated a $5.4 million mezzanine loan to fund the development of an inpatient rehabilitation hospital.

•	Issued 2018 per share guidance attributable to common stockholders of net income of $0.63, FFO of $1.17 to $1.21 and AFFO of $1.18 to $1.22.
•	Declared a regular cash dividend of $0.21 per share for the fourth quarter of 2017.

Highlights – Full Year 2017

•	Announced $91.2 million of investments at a weighted average initial yield of 9.1%, including sale leasebacks and funding commitments.
•	Added three new states and five new tenant relationships, including an expansion into the behavioral health sector with leading operators.
•	Reported results attributable to common stockholders for 2017 of net income of $0.64, FFO of $1.13 and AFFO of $1.14.
•

Provided substantial flexibility to the capital structure and enhanced the ability to fund future growth with a new $425 million secured credit facility, comprised of a $300 million revolving credit facility and a $125 million term loan, in February 2017.

John W. McRoberts, the Company’s Chief Executive Officer and Chairman, noted, “We finished 2017 solidly within our guidance issued at the beginning of last year. We were also able to improve the diversification of the portfolio by adding five new client relationships and expanding into the behavioral health segment of healthcare with two leading operators.  I am excited about the momentum we have coming into 2018, and our balance sheet is well positioned to support our continued growth during the year.”

Financial Results for the Fourth Quarter of 2017

Net income attributable to common stockholders for the quarter ended December 31, 2017 was $5.8 million, or $0.18 per diluted common share, compared with a net loss attributable to common stockholders of $1.9 million, or $(0.06) per diluted common share, for the same period in 2016.  The fourth quarter of 2016 reflected the effects of the redemption of all outstanding preferred stock, including a $6.3 million redemption premium upon completion of the Company’s initial public offering (“IPO”). Consolidated total revenues for the quarter ended December 31, 2017 were $16.2 million, compared with $14.0 million for the same period in 2016. Total revenues for the quarter ended December 31, 2017 increased approximately $2.2 million as a result of the Company’s real estate investment activities during 2017.  Total revenues were also favorably impacted by $0.4 million in additional rental income related to the Fundamental Healthcare lease modifications that occurred in the second quarter of 2017.

FFO for the quarter ended December 31, 2017 was $10.0 million, or $0.32 per diluted common share, compared with $1.6 million, or $0.05 per diluted common share, for the same period in 2016. The $8.4 million increase is primarily the result of higher total revenues of $2.2 million, a decrease in interest expense of $0.5 million and the elimination of $6.4 million of preferred stock dividends and redemption premium upon completion of the IPO, partially offset by an increase in general and administrative expenses of $0.4 million.

AFFO for the quarter ended December 31, 2017 was $9.8 million, or $0.31 per diluted common share, compared with $8.1 million, or $0.27 per diluted share, for the same period in 2016, primarily as a result of an increase in total revenues, excluding the effects of straight-line rent, of $1.8 million.

Investment Activity

As of December 31, 2017, the Company had gross real estate investments totaling approximately $582.3 million, which was comprised of $563.7 million in 32 healthcare facilities and $18.6 million in three mortgage notes receivable collateralized by existing healthcare facilities and redevelopment real estate.

During the fourth quarter of 2017, the Company invested or committed to invest $23.5 million in the following transactions:

•

On October 10, 2017, the Company provided a commitment of up to $6.0 million at an interest rate of 8.25% to Sequel Youth and Family Services, a leading national provider of diversified behavioral health programs for children, adolescents and adults, to fund construction of a 63-bed, 28,000-square-foot residential treatment facility in Andersonville, Tennessee to replace an existing smaller facility in Norris, Tennessee. The commitment, of which approximately $2.3 million has been drawn to date, is secured by a first mortgage on the new facility and a guarantee from the corporate parent. Construction is expected to be completed in the second half of 2018. Upon completion, the Company has the option to purchase the new facility in a sale-leaseback transaction pursuant to a 15-year triple-net master lease at an initial lease rate of 9.0%. MedEquities also has the exclusive right to make an offer on all future Sequel real estate transactions.

•

On November 10, 2017, the Company acquired a 23,619-square-foot acute care surgical hospital with four operating rooms that previously served as collateral for a $12.5 million interest-only mortgage loan, for a purchase price of approximately $17.5 million.  The purchase price was satisfied by applying the $12.5 million aggregate principal amount outstanding on the mortgage note plus $5.0 million in cash consideration. The Company leased the property to AD Hospital East, LLC pursuant to a 15-year triple net lease with two ten-year renewal options at an initial yield of 9.6%, with annual rent escalators. The lease contains certain operator and personal guarantees, which are subject to future reduction based on maintaining certain minimum financial covenants, and is secured by certain additional assets related to the hospital owned by the guarantor.

Subsequent to the end of the fourth quarter, the Company committed to invest up to $24.4 million (up to $45 million if purchase options are exercised) in the following transactions:

•

On January 8, 2018, the Company provided a commitment of up to $19.0 million at an interest rate of 10.0% to Haven Behavioral Healthcare, an operator of inpatient psychiatric hospitals in five states, for a three-year term to fund the purchase and conversion of an existing long-term acute care hospital to a 72-bed, 60,029-square-foot inpatient psychiatric hospital in Boise, Idaho. The commitment, of which $7.7 million has been drawn to date, is secured by a first mortgage on the property. Upon completion, the Company has the exclusive right to purchase the facility for a purchase price equal to the outstanding loan balance in a sale-leaseback transaction with a 15-year triple-net lease at an initial lease rate of 9.3%.

•

On January 31, 2018, the Company provided a mezzanine loan of $5.4 million at an interest rate of 8.5% to Hicks Ventures and Cobalt Rehabilitation Hospitals to partially fund the construction of a 42-bed, 57,275-square-foot inpatient rehabilitation hospital in Clarksville, Indiana, a suburb of Louisville, Kentucky. The three-year loan was fully funded at closing and has an annual interest rate of 9.5%, which has a claw-back feature that would equate to a 15.0% rate from the inception of the loan should the Company elect not to exercise its option to purchase the new facility upon completion for approximately $26.0 million pursuant to a 20-year triple-net lease at an initial lease rate of 9.0%.

Quarterly Distributions to Common Stockholders

On February 7, 2018, the Company’s Board of Directors declared a cash dividend of $0.21 per share for the fourth quarter of 2017, resulting in $0.84 per share of dividends declared for 2017. The dividend will be paid on March 5, 2018 to stockholders of record as of February 19, 2018.

Guidance for 2018

For the year ending December 31, 2018, the Company is providing guidance for net income attributable to common stockholders of $0.63 per diluted common share, FFO of $1.17 to $1.21 per diluted common share and AFFO of $1.18 to $1.22 per diluted common share.

A reconciliation of projected net income attributable to common stockholders per diluted share to projected FFO and AFFO per diluted share is provided as follows:

	Full Year
	2018 Range
	Low	High
Net income attributable to common stockholders	$0.63	$0.63
Add: Real estate depreciation & amortization, net of noncontrolling interest	0.54	0.58
FFO attributable to common stockholders	1.17	1.21
Stock-based compensation expense	0.11	0.11
Deferred financing costs amortization	0.03	0.04
Straight-line rental income, net of noncontrolling interest	(0.15)	(0.16)
Other adjustments (1)	0.02	0.02
AFFO attributable to common stockholders	$1.18	$1.22

______________________________

(1) Includes adjustments for non-real estate depreciation and straight-line rent expense.

The Company’s guidance for net income attributable to common stockholders, FFO and AFFO for 2018 is based on the following assumptions:

•	Total investment volume of $35 million to $125 million ($35 million of which reflects transactions that have already been announced and are expected to be funded during 2018)
•	Initial cash yields on additional investments in excess of the $35 million of previously announced transactions of 8.0% to 9.0%
•	Cash general and administrative expenses of approximately $9.0 million
•	Interest expense of approximately $10.7 million to $13.4 million, including approximately $1.0 million to $1.3 million in amortization of deferred financing costs
•	Weighted average diluted share count of 31.7 million

Portfolio Update

The Company’s stabilized, single-tenanted portfolio and its skilled nursing facility (SNF) portfolio continued to perform as expected for the twelve months ended September 30, 2017 (the most recent reporting period for which information is available for the Company’s operators). Overall, and as presented in the Company’s Supplemental Data, the portfolio operations experienced a slight decline in SNF facility rent coverage, an improvement in LTACH/IRF facility rent coverage and a slight improvement in both stabilized, single-tenanted and SNF portfolio occupancy when compared with the twelve months ended June 30, 2017. Headwinds in reimbursements and other regulatory changes for SNF operators at the state and federal level, together with the impact from the previously disclosed operational and financial challenges experienced by GruenePointe Holdings, have led to a sequential decline in the Company’s portfolio coverage that is expected to continue for the twelve months ended December 31, 2017.

Based on information provided by GruenePointe Holdings, the Company offers the following update to previous disclosures made on November 7, 2017 with respect to the ten skilled nursing facilities (the “Texas SNF Portfolio”) leased to wholly owned subsidiaries of GruenePointe Holdings (collectively, the “GruenePointe Tenant”) pursuant to a triple-net master lease:

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For the GruenePointe Tenant reporting period ended September 30, 2017, rent and fixed charge coverage ratios were 0.80 to 1.0 and 0.73 to 1.0, respectively, on an EBITDAR basis, and rent coverage on an EBITDARM basis was 1.07 to 1.0, all of which is consistent with the Company’s previous expectations that coverage results would continue to decline throughout 2017 after which no further substantial decreases would occur.

•

The Company believes that the efforts of the GruenePointe Tenant management are leading to continued improvement in patient census, quality measures and operating costs that we currently expect will return the Texas SNF portfolio to compliance with its lease coverage covenants in the first half of 2019.

•	The GruenePointe Tenant has continued to make timely rental payments under its master lease.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 8:00 a.m. Central Time. The number to call for this interactive teleconference is (412) 542-4116. A replay of the call will be available through February 28, 2018 by dialing (412) 317-0088 and entering the replay access code, 10116328.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.medequities.com. The online replay will be available approximately one hour after the end of the call and archived for approximately twelve months.

About MedEquities Realty Trust, Inc.

MedEquities Realty Trust (NYSE: MRT) is a self-managed and self-administered real estate investment trust that invests in a diversified mix of healthcare properties and healthcare-related real estate debt investments. The Company’s management team has extensive industry experience in acquiring, owning, developing, financing, operating, leasing and monetizing many types of healthcare properties and portfolios. MedEquities’ strategy is to become an integral capital partner with high-quality and growth-oriented facility-based providers of healthcare services on a nationwide basis, primarily through net-leased real estate investment. For more information, please visit www.medequities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about the Company’s 2018 guidance and related assumptions, strategic plans and objectives, potential property acquisitions and investments, anticipated capital expenditures (and access to capital), amounts of anticipated cash distributions to our stockholders in the future, the ability of the GruenePointe Tenant to improve its operating results and return to compliance with financial covenants under its master lease and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), and other documents filed by the Company with the SEC. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

MedEquities Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2017	December 31, 2016
Assets
Real estate properties
Land	$43,180	$39,584
Building and improvements	505,623	440,927
Intangible lease assets	11,387	11,387
Furniture, fixtures, and equipment	3,538	2,976
Less accumulated depreciation and amortization	(41,984)	(26,052)
Total real estate properties, net	521,744	468,822

Mortgage notes receivable, net	18,557	9,915
Cash and cash equivalents	12,640	9,509
Other assets, net	28,662	31,507
Total Assets	$581,603	$519,753

Liabilities and Equity
Liabilities
Debt, net	$215,523	$144,000
Accounts payable and accrued liabilities	6,605	15,244
Deferred revenue	2,722	2,251
Total liabilities	224,850	161,495

Commitments and contingencies
Equity
Common stock, $0.01 par value. Authorized 400,000 shares; 31,836 and 31,757 issued and outstanding at December 31, 2017 and December 31, 2016, respectively	314	314
Additional paid in capital	375,690	372,615
Dividends declared	(67,691)	(40,951)
Retained earnings	44,196	23,774
Accumulated other comprehensive income	1,247	-
Total MedEquities Realty Trust, Inc. stockholders' equity	353,756	355,752
Noncontrolling interest	2,997	2,506
Total equity	356,753	358,258
Total Liabilities and Equity	$581,603	$519,753

MedEquities Realty Trust, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)
Revenues
Rental income	$15,673	$13,769	$58,913	$48,330
Interest on mortgage notes receivable	551	232	2,157	921
Interest on notes receivable	8	9	35	45
Total revenues	16,232	14,010	61,105	49,296
Expenses
Depreciation and amortization	4,328	3,618	15,504	14,323
Property related	327	297	1,482	1,303
Acquisition related	95	-	457	488
Franchise, excise and other taxes	65	144	141	366
Bad debt expense	-	-	-	216
General and administrative	2,481	2,836	11,677	10,596
Total operating expenses	7,296	6,895	29,261	27,292
Operating income	8,936	7,115	31,844	22,004

Other income (expense)
Interest and other income	4	1	9	195
Interest expense	(2,261)	(1,740)	(7,701)	(10,883)
	(2,257)	(1,739)	(7,692)	(10,688)

Net income	$6,679	$5,376	$24,152	$11,316
Less: Preferred stock dividends	-	(6,366)	-	(13,760)
Less: Net income attributable to noncontrolling interest	(909)	(931)	(3,730)	(266)
Net income (loss) attributable to common stockholders	$5,770	$(1,921)	$20,422	$(2,710)

Net income (loss) attributable to common stockholders per share
Basic and diluted	$0.18	$(0.06)	$0.64	$(0.18)

Weighted average shares outstanding
Basic	31,499	30,363	31,447	15,838
Diluted	31,549	30,363	31,484	15,838

Dividends declared per common share	$0.21	$-	$0.84	$0.63

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: funds from operations attributable to common stockholders (“FFO”) and adjusted fund from operations attributable to common stockholders (“AFFO”).

Funds from Operations

FFO is a non-GAAP measure used by many investors and analysts that follow the real estate industry. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interest amounts represent adjustments to reflect only our share of depreciation and amortization. We compute FFO in accordance with NAREIT’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of real-estate related depreciation and amortization, gains or losses from sales for real estate, including impairments, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.

Our calculation of FFO may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Adjusted Funds from Operations

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.  To calculate AFFO, we further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, non-real estate-related depreciation and amortization (including amortization of lease incentives, tenant allowances, and leasing costs), stock-based compensation expenses, and any other non-comparable or non-operating items, that do not relate to the operating performance of our properties.  To calculate AFFO, we also adjust FFO to remove the effect of straight-line rent revenue, which represents the recognition of net unbilled rental income expected to be collected in future periods of a lease agreement that exceeds the actual contractual rent due periodically from tenants for their use of the leased real estate under each lease. Noncontrolling interest amounts represent adjustments to reflect only our share of straight-line rent revenue.

Our calculation of AFFO may differ from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

MedEquities Realty Trust, Inc.
Reconciliations of FFO and AFFO
(in thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$5,770	$(1,921)	$20,422	$(2,710)
Real estate depreciation and amortization, net of noncontrolling interest	4,248	3,536	15,177	14,123
FFO attributable to common stockholders	10,018	1,615	35,599	11,413
Acquisition costs on completed acquisitions	-	-	-	18
Stock-based compensation expense	714	628	3,387	2,555
Deferred financing costs amortization	248	428	1,051	2,466
Non-real estate depreciation and amortization	138	151	560	307
Preferred stock redemption premium paid upon completion of IPO	-	6,256	-	6,256
Surety bond fee	-	-	-	(188)
Straight-line rent expense	39	41	157	165
Straight-line rent revenue, net of noncontrolling interest	(1,326)	(982)	(4,822)	278
AFFO attributable to common stockholders	$9,831	$8,137	$35,932	$23,270

Weighted average shares outstanding- earnings per share
Basic	31,499	30,363	31,447	15,838
Diluted	31,549	30,363	31,484	15,838

Net income (loss) attributable to common stockholders per share
Basic and diluted	$0.18	$(0.06)	$0.64	$(0.18)

Weighted average common shares outstanding- FFO and AFFO
Basic	31,499	30,363	31,447	15,838
Diluted	31,549	30,447	31,484	15,926

FFO per common share
Basic	$0.32	$0.05	$1.13	$0.72
Diluted	$0.32	$0.05	$1.13	$0.72

AFFO per common share
Basic	$0.31	$0.27	$1.14	$1.47
Diluted	$0.31	$0.27	$1.14	$1.46